Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Corp. Communications	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

Parker Announces $500 Million Accelerated Share Repurchase, 21.2%

Increase in Dividend Rate, and Three-For-Two Stock Split

-	Record cash flows also provide capacity for organic and acquisitive growth

CLEVELAND, August 16, 2007 –Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today announced that its Board of Directors has authorized a $500 million accelerated share repurchase, a 21.2 percent increase in its quarterly cash dividend, and a 3-shares-for-2 stock split.

The stock split will be effected in the form of a dividend. One additional share will be issued on October 1, 2007 for each two shares of Parker common stock held by shareholders of record as of the close of business on September 17, 2007. The company determined that cash will be paid to shareholders in lieu of any fractional shares. Parker common stock will begin trading at the split adjusted price on October 2, 2007.

In addition, the Board approved a 21.2 percent increase in its regular quarterly cash dividend to 31.5 cents per share of common stock on a pre-split basis, payable September 7, 2007 to shareholders of record as of August 27, 2007. This is Parker’s 229th consecutive quarterly dividend and equates to an annual distribution of approximately $146 million. Parker has increased its annual dividends paid to shareholders for 51 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index.

The Board also authorized the accelerated repurchase of $500 million worth of common stock. The company will initially repurchase shares of its common stock from Morgan Stanley. Morgan Stanley will then purchase an equivalent number of shares of Parker’s common stock in the open market over a period of up to four months, and at the end of that period, additional shares may be delivered to the company based on the volume-weighted average price of the company’s common stock during the same period. Repurchases will be funded using existing available credit, and the shares will initially be held as treasury stock.

This authorization is in addition to the company’s previously announced share repurchase program, under which approximately 9.5 million shares remain available for repurchase on a pre-split basis.

“These actions reflect Parker’s ongoing commitment to improving our shareholders’ total return,” said Chairman, CEO and President Don Washkewicz. “Our strong cash flow is allowing us to accelerate the deployment of cash to benefit our shareholders, and at the same time maintain the capacity to continue to drive organic growth through innovation and invest in strategic acquisitions. By executing Parker’s Win Strategy, our employees have enabled the company to achieve record revenues, earnings and cash flow for the past four years in a row. Our shareholders are benefiting from our sustained success. Going forward, we see continued global demand for our motion and control technologies and products. We’re confident that our proven business model will continue to deliver consistent profitable growth and generate high levels of cash flow.”

With annual sales exceeding $10 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 57,000 people in 43 countries around the world. Parker has increased its annual dividends paid to shareholders for 51 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information site at http://www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve and maintain anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth and innovation initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: the company’s ability to successfully complete the announced share repurchase, changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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